Exhibit 99.1

Sterling Bancorp Reports Third Quarter 2020 Financial Results

Southfield, Michigan, October 28, 2020 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its third quarter ended September 30, 2020.

Third Quarter Highlights

•	Net loss of $111 thousand, or $(0.00) per share
•	Net interest margin of 2.74%
•	Non-interest expense of $25.0 million, including $12.2 million of professional fees
•	Provision for loan losses of $2.1million, increasing the allowance for loan losses to 1.80% of total loans
•	Shareholders’ equity of $331.1 million
•	Bank capital ratios continue to be in excess of minimum ratios required to be considered “well-capitalized” with a leverage ratio of 9.90%, a total risk-based capital ratio of 21.30% and a common equity tier one ratio of 20.03%
•	The Company’s consolidated leverage ratio of 8.64%, risk-based capital ratio of 22.17% and common equity tier one ratio of 17.46% continue to exceed minimum regulatory capital requirements
•	Total deposits of $3.095 billion
•	Total loans held for investment of $2.676 billion
•	Total loan originations of $67.3 million for the third quarter of 2020
•	Nonperforming loans and trouble debt restructurings increased to $98.1 million (or 3.67% of total loans) from $77.3 million (or 2.84% of total loans) at June 30, 2020
•	On September 22, 2020, the Company announced the appointment of two new independent directors to the Board
•	On October 15, 2020, the Company announced an agreement to sell substantially all of the assets QCM, LLC, its registered investment advisory business, in order to streamline business lines

“Since the Company has now successfully filed its past due 10-K and 10-Qs, this quarter marks the first opportunity where the Company can issue a standard earnings release with more traditional tables and discussion around results. In the time since my appointment as CEO, we have worked tirelessly to bring finality to the 2019 financial reporting and the 2020 interim quarterly reports. The process was complex and time-consuming. In this most recent quarter, Sterling is reporting a loss of $111,000. The loss is primarily attributable to the significant and on-going costs of the various investigations and remediation efforts to bring the Company into full compliance with regulatory standards and to continue our total cooperation with federal authorities as they review Sterling’s past practices and accountable individuals. The volume of remedial work remains substantial, but our management commitment to successfully address the outstanding issues is strong. We are committed to establishing a strong internal control environment with full transparency to the board, to our regulators and our professional advisors,” said Thomas M. O’Brien, Chairman, President, and Chief Executive Officer.

Credit quality metrics continued to face pressures particularly in the commercial real estate and construction loan portfolios, but began to stabilize in the residential real estate portfolio. Residential forbearances, which generally consist of a 120-day deferral of principal and interest with an extension of the loan’s maturity date, remain on 68 loans with balances totaling $35.7 million. Commercial real estate loans with individually-tailored forbearances remain on 7 loans with balances totaling $18.7 million.

	September 30,	June 30,	March 31,
Forbearance Composition	2020	2020	2020
Residential real estate	$35,740	$118,793	$70,288
Commercial real estate	18,674	7,029	-
Total loans in forbearance	$54,414	$125,822	$70,288
Loans in forbearance to total loans	2.03%	4.55%	2.47%

Balance Sheet

Total Assets – Total assets of $3.937 billion as of September 30, 2020 grew by $198.1 million, or 5%, from $3.739 billion at June 30, 2020.

Liquid assets, including cash and investment securities, increased $284.8 million, or 32%, to $1.166 billion compared to $881.1 million at June 30, 2020.

Total loans held for investment of $2.676 billion as of September 30, 2020 declined $88.6 million, or 3%, from $2.764 billion at June 30, 2020. During the third quarter of 2020, Advantage Loan Program loans totaling $30.9 million were repurchased pursuant to previously disclosed offers to repurchase 100% of previously sold Advantage Loan Program loans from third-party investors. These loans were evaluated and considered to be performing at the acquisition date.

Total Deposits – Total deposits of $3.095 billion as of September 30, 2020 increased by $203.1 million, or 7%, from the prior quarter. Money market, savings and NOW deposits increased $102.2 million, or 8%, and time deposits increased $107.3 million, or 7%, compared to June 30, 2020. Non-interest bearing deposits decreased $6.4 million, or 9%, compared to June 30, 2020. Brokered deposits included in time deposits decreased during the quarter to $42.8 million from $92.8 million at June 30, 2020.

“The Company has seen a steady increase in deposits. Part of this was due to the need to build liquidity with respect to the Advantage Loan Program loans previously sold to investors. As we recently disclosed, we have notified all such investors of the potential breaches of representations and warranties with respect to the sold Advantage Loan Program loans and offered to buy back all such loans from their portfolios or securitizations under the terms of the various loan sales agreements. To date we have re-acquired approximately $70 million in previously sold Advantage Loan Program loans. There are $472 million loans remaining with various investors,” O’Brien stated.

Capital – Total shareholders’ equity was $331.1 million as of September 30, 2020 compared to $331.4 million at June 30, 2020. The Bank exceeded all regulatory capital requirements required to be considered “well-capitalized” as of September 30, 2020, and the Company exceeded minimum regulatory capital requirements as of such date, as summarized in the following tables:

		Company Actual at
	Adequately	September 30,
	Capitalized	2020
Total adjusted capital to risk-weighted assets	8.00%	22.17%
Tier 1 (core) capital to risk-weighted assets	6.00%	17.46%
Common Tier 1 (CET 1)	4.50%	17.46%
Tier 1 (core) capital to adjusted tangible assets	4.00%	8.64%

		Bank Actual at
	Well	September 30,
	Capitalized	2020
Total adjusted capital to risk-weighted assets	10.00%	21.30%
Tier 1 (core) capital to risk-weighted assets	8.00%	20.03%
Common Tier 1 (CET 1)	6.00%	20.03%
Tier 1 (core) capital to adjusted tangible assets	5.00%	9.90%

Asset Quality and Provision for Loan Losses – Provision for loan losses of $2.1 million was recorded for the third quarter compared to $4.3 million for the prior quarter and $0.3 million for the third quarter of 2019. The allowance for loan losses was $48.3 million, or 1.80% of total loans, an increase from $46.9 million, or 1.70% of total loans, and $21.2 million, or 0.72% of total loans at June 30, 2020 and September 30, 2019, respectively.

Net charge-offs during the quarter of $0.8 million were recorded compared to nominal net recoveries in both the second quarter of 2020 and the third quarter of 2019.

Nonperforming assets totaled $98.3 million, or 2.50% of total assets, an increase from $77.3 million, or 2.07% of total assets at June 30, 2020. Nonperforming construction loans of $46.2 million increased by $13.7 million, and nonperforming commercial real estate loans of $14.2 million increased by $9.6 million. Nonperforming residential real estate loans were $36.7 million compared to $37.6 million in the prior quarter. Total loans delinquent 30 days or more increased during the quarter to $148.0 million, or 5.52% of total loans, from $144.9 million, or 5.24% of total loans, at June 30, 2020 due to a $31.2 million increase in construction loan delinquencies offset by $21.0 million and $8.2 million decreases in residential real estate and commercial real estate delinquencies, respectively.

“In the last few months, we have reshaped our lending practices, brought in experienced senior talent and placed a strong emphasis on risk acceptance standards. This is most especially seen in the commercial and construction lending areas where we have refocused our efforts on more traditional bankers’ conservative underwriting standards. Unfortunately, there are legacy issues in these portfolios that require close oversight and evaluation. Our credit quality metrics reflect this attention. We anticipate some continued weakness in these portfolios and will undoubtedly see some losses develop. In addition, credit has been stressed with the impact from the COVID-19 pandemic and its dramatic impact on the global economy. Our forbearance levels have, however, continued to decline from the June 30 peak. We will continue to work cooperatively with our borrowers as circumstances may require,” said O’Brien.

Financial Operating Results

Third Quarter Earnings – A net loss of $111 thousand was recorded during the third quarter of 2020, or $(0.00) per diluted share, compared to net income of $2.9 million, or $0.06 per diluted share, for the second quarter of 2020. Net income of $13.9 million, or $0.28 per diluted share, was recorded for the third quarter of 2019.

Net Interest Income and Net Interest Margin – Net interest income during the third quarter 2020 was $25.7 million compared to $27.0 million during the second quarter and $30.0 million during the third quarter of 2019. The net interest margin of 2.74% for quarter ending September 30, 2020 decreased from the prior quarter’s margin of 3.08% and same quarter of last year of 3.70%. Net interest margin was impacted by a 47 basis point decrease in the average rate on interest earning assets, partially offset by a 16 basis point decrease in the cost of average interest-bearing liabilities as compared to the prior quarter. The decline in net interest income and margin was due primarily to balance sheet mix shifts as average loans for the third quarter of 2020 decreased $103.8 million compared to the second quarter of 2020, while the average balance of lower-yielding securities and other interest earning liquid assets increased $348.6 million over the same time period.

Non-Interest Income – Non-interest income for the quarter was $1.1 million, a decrease from $1.3 million from the prior quarter and $3.2 million for the same quarter last year. The decrease from the third quarter of 2019 was primarily attributable to decreased gain on sale of loans, as sales volume decreased due to the termination of the Advantage Loan Program. Loan sales in 2020 have consisted entirely of conforming residential mortgage loans.

Non-Interest Expense – Non-interest expense of $25.0 million for the third quarter of 2020 reflects an increase of $4.9 million, or 25%, compared to the second quarter of 2020 and an increase of $11.5 million, or 86%, compared to the same quarter of 2019. The increase was predominantly due to increased professional fees, which includes legal expenses as the Company continues to utilize the services of professional firms to assist with various previously disclosed challenges. Assessment of contingency liabilities during the third quarter did not result in any additional recorded expenses.

Agreement to Sell Substantially All the Assets of QCM, LLC

On October 14, 2020, QCM, LLC, doing business as Quantum Capital Management (“Quantum”), an indirect wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement to sell substantially all of its assets, which consist primarily of client advisory agreements. The closing of the transaction is subject to customary closing conditions and is expected to occur before year-end.

“We recently announced the signing of an agreement to sell substantially all of the assets of our RIA QCM, LLC. The transaction is a positive outcome for Sterling, Quantum employees and clients. We anticipate non-interest expense to decline in future quarters by approximately $0.5 million as a result of the sale. As a result of the agreement, Peter Sinatra has resigned from the Sterling boards. Pete’s calm voice and knowledge will be missed in the board room, and we all wish him continued success in his future endeavors,” said O’Brien.

Appointment of Two Independent Directors

On September 22, 2020, the Board of Directors appointed Messrs. Denny Kim and Steven Gallotta as directors, effective upon receipt of regulatory non-objection from the OCC, which was recently received. The Board of Directors has determined that Messrs. Kim and Gallotta are independent directors under applicable Company and Nasdaq standards.

“The Board of Directors continues to be actively engaged in all of our remedial efforts, and we are very pleased to welcome two new directors to the boards of the Company and the Bank. Denny Kim joins the boards from a background heavy in community bank investment analysis and with substantial experience in the private equity space where he served as Vice President at WL Ross and Co. Steven Gallotta joins the boards after a long career as a partner at KPMG, LLP, the international Big 4 accounting firm. Steve has extensive experience in public company financial reporting and analysis in the financial services space. Both Denny and Steve will bring added expertise to our board deliberations,” O’Brien stated.

Conference Call and Webcast

Management will host a conference call tomorrow at 2:00 p.m. Eastern Time to discuss the Company’s unaudited financial highlights for the third quarter ended September 30, 2020. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the U.S. is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through November 12, 2020 by dialing (877) 344-7529, using conference ID number 10149356.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Return on Average Tangible Common Equity Reconciliations (non-GAAP)” in the Financial Data section that follows.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” “predict,” “project,” “potential,” “could,” “would,” “should” or similar terminology, including references to assumptions. Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment; changes in deposit flows, loan demand or collateral values; changes in accounting principles, policies or guidelines; changes in general economic, business and political conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate, securities or financial markets or the banking industry; legislative or regulatory changes; supervision and examination by the OCC and the Board of Governors of the Federal Reserve System; our ability to successfully implement technological changes; our ability to successfully consummate new business initiatives; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, including litigation and investigations relating to our residential lending practices and the Advantage Loan Program; the outcomes of such litigation and investigations, including the risk of civil or criminal enforcement action, regulatory restrictions on the Bank’s activities, financial penalties or judgments, other adverse consequences, and any resulting effects on the Company’s business, financial condition, and/or results of operations; losses from such litigation and investigations that may be materially higher than expected and that may materially exceed our contingency reserves; repurchase requests related to the sale of loans originated under the Advantage Loan Program may be materially higher than expected and result in repurchase obligations that may materially exceed our loan repurchase reserves; our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations; the occurrence of natural and other disasters, pandemics, terrorist activities, significant political events, cyberattacks, security breaches or system failures that affect us or our counterparties or service providers, including the COVID-19 pandemic and the regulatory and governmental actions implemented in response to COVID-19; and the risks, uncertainties, and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 6, 2020, subsequent periodic reports and future periodic reports. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update, revise, or correct any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, the receipt of new information, or otherwise.

Contacts:

Financial Profiles, Inc.

Larry Clark

310-622-8223

Matthew Keating

310-622-2230

SBT@finprofiles.com

Sterling Bancorp, Inc.

Financial Highlights (Unaudited)

	At or for the Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands, except per share data)	2020	2020	2019
Net income (loss)	$(111)	$2,867	$13,884
Income (loss) per share, diluted	$(0.00)	$0.06	$0.28
Net interest income	$25,705	$27,048	$30,010
Net interest margin	2.74%	3.08%	3.70%
Non-interest income	$1,074	$1,323	$3,165
Non-interest expense	$24,937	$20,047	$13,426
Loans, net of allowance for loan losses	$2,627,324	$2,717,224	$2,904,232
Total deposits	$3,095,170	$2,892,082	$2,571,845
Nonperforming loans	$83,162	$54,260	$9,974
Allowance for loan losses to total loans	1.80%	1.70%	0.72%
Allowance for loan losses to nonperforming loans	58%	86%	213%
Provision for loan losses	$2,123	$4,297	$251
Net charge offs (recoveries)	$796	$(21)	$(35)
Return on average assets	(0.01)%	0.32%	1.67%
Return on average shareholders' equity	(0.13)%	3.43%	15.97%
Efficiency ratio	93.12%	70.66%	40.47%
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	22.17%	21.68%	22.64%
Tier 1 (core) capital to risk-weighted assets	17.46%	17.05%	18.17%
Common Tier 1 (CET 1)	17.46%	17.05%	18.17%
Tier 1 (core) capital to adjusted tangible assets	8.64%	9.20%	10.54%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	21.30%	20.71%	18.47%
Tier 1 (core) capital to risk-weighted assets	20.03%	19.44%	17.37%
Common Tier 1 (CET 1)	20.03%	19.44%	17.37%
Tier 1 (core) capital to adjusted tangible assets	9.90%	10.49%	10.07%

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	September 30, 2020	June 30, 2020	% change	December 31, 2019	% change	September 30, 2019	% change
Assets
Cash and due from banks	$917,996	$623,376	47%	$77,819	1080%	$146,246	528%
Interest-bearing time deposits with other banks	7,988	9,731	(18)%	1,025	679%	1,100	626%
Investment securities	247,884	257,730	(4)%	152,544	63%	153,306	62%
Mortgage loans held for sale	3,643	3,184	14%	1,337	172%	837	335%
Loans, net of allowance for loan losses of $48,258, 46,931, $21,730 and $21,204	2,627,324	2,717,224	(3)%	2,891,530	(9)%	2,904,232	(10)%
Accrued interest receivable	12,385	13,864	(11)%	13,718	(10)%	13,861	(11)%
Mortgage servicing rights, net	6,423	7,266	(12)%	9,765	(34)%	9,910	(35)%
Leasehold improvements and equipment, net	8,493	8,849	(4)%	9,198	(8)%	9,386	(10)%
Operating lease right-of-use assets	19,253	19,804	(3)%	18,715	3%	19,662	(2)%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	32,355	32,215	0%	31,917	1%	31,761	2%
Deferred tax asset, net	20,589	20,093	2%	12,095	70%	6,681	208%
Other assets	9,322	2,217	320%	2,271	310%	2,298	306%
Total assets	$3,936,605	$3,738,503	5%	$3,244,884	21%	$3,322,230	18%

Liabilities
Noninterest-bearing deposits	$66,316	$72,714	(9)%	$77,563	(15)%	$77,335	(14)%
Interest-bearing deposits	3,028,854	2,819,368	7%	2,417,877	25%	2,494,510	21%
Total deposits	3,095,170	2,892,082	7%	2,495,440	24%	2,571,845	20%
Federal Home Loan Bank borrowings	318,000	329,000	(3)%	229,000	39%	229,000	39%
Subordinated notes, net	65,300	65,259	0%	65,179	0%	65,140	0%
Operating lease liabilities	20,514	21,056	(3)%	19,868	3%	20,804	(1)%
Accrued expenses and other liabilities	106,477	99,701	7%	102,783	4%	84,064	27%
Total liabilities	3,605,461	3,407,098	6%	2,912,270	24%	2,970,853	21%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	-	-		-	-	-	-
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 49,977,209 shares at September 30, 2020, 50,007,415 shares at June 30, 2020, 49,944,473 shares at December 31, 2019, and 50,424,940 shares at September 30, 2019	80,807	80,807	0%	80,889	0%	85,515	(6)%
Additional paid-in capital	13,386	13,328	0%	13,210	1%	13,138	2%
Retained earnings	236,546	236,657	0%	238,319	(1)%	252,571	(6)%
Accumulated other comprehensive income	405	613	(34)%	196	107%	153	165%
Total shareholders’ equity	331,144	331,405	0%	332,614	0%	351,377	(6)%
Total liabilities and shareholders’ equity	$3,936,605	$3,738,503	5%	$3,244,884	21%	$3,322,230	18%

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended					Nine Months Ended
(dollars in thousands, except per share amounts)	September 30, 2020	June 30, 2020	% change	September 30, 2019	% change	September 30, 2020	September 30, 2019	% change
Interest income:
Interest and fees on loans	$35,918	$37,501	(4)%	$42,351	(15)%	$112,944	$127,374	(11)%
Interest and dividends on investment securities and restricted stock	901	1,037	(13)%	1,252	(28)%	2,972	3,751	(21)%
Other interest	211	141	50%	608	(65)%	786	1,060	(26)%
Total interest income	37,030	38,679	(4)%	44,211	(16)%	116,702	132,185	(12)%
Interest expense:
Interest on deposits	9,288	9,576	(3)%	12,249	(24)%	29,228	34,429	(15)%
Interest on Federal Home Loan Bank borrowings	859	877	(2)%	777	11%	2,546	3,207	(21)%
Interest on subordinated notes	1,178	1,178	0%	1,175	0%	3,533	3,524	0%
Total interest expense	11,325	11,631	(3)%	14,201	(20)%	35,307	41,160	(14)%
Net interest income	25,705	27,048	(5)%	30,010	(14)%	81,395	91,025	(11)%
Provision (recovery) for loan losses	2,123	4,297	(51)%	251	746%	27,273	(583)	N/M
Net interest income after provision (recovery) for loan losses	23,582	22,751	4%	29,759	(21)%	54,122	91,608	(41)%
Non-interest income:
Service charges and fees	61	95	(36)%	111	(45)%	273	327	(17)%
Investment management and advisory fees	310	255	22%	477	(35)%	878	1,242	(29)%
Gain on sale of loans	437	751	(42)%	1,877	(77)%	1,457	6,359	(77)%
Net servicing income (loss)	(121)	(207)	42%	240	(150)%	(1,239)	(437)	(184)%
Other income	424	429	(1)%	460	(8)%	1,594	1,570	2%
Total non-interest income	1,111	1,323	(16)%	3,165	(65)%	2,963	9,061	(67)%
Non-interest expense:
Salaries and employee benefits	7,517	7,336	2%	7,545	0%	21,606	22,193	(3)%
Occupancy and equipment	2,219	2,208	0%	2,126	4%	6,545	6,533	0%
Professional fees	12,207	8,268	48%	1,389	779%	23,787	3,455	588%
Advertising and marketing	71	70	1%	269	(74)%	414	1,114	(63)%
FDIC assessments	956	240	298%	(5)	N/M	1,215	440	176%
Data processing	392	351	12%	271	45%	1,078	882	22%
Other	1,612	1,574	2%	1,831	(12)%	4,611	5,656	(18)%
Total non-interest expense	24,974	20,047	25%	13,426	86%	59,256	40,273	47%
Income (loss) before income taxes	(281)	4,027	(107)%	19,498	(101)%	(2,171)	60,396	(104)%
Income tax expense (benefit)	(170)	1,160	(115)%	5,614	(103)%	(897)	17,395	(105)%
Net income (loss)	$(111)	$2,867	(104)%	$13,884	(101)%	$(1,274)	$43,001	(103)%
Income per share:
Basic	$(0.00)	$0.06		$0.28		$(0.03)	$0.84
Diluted	$(0.00)	$0.06		$0.28		$(0.03)	$0.83
Weighted average common shares outstanding:
Basic	49,843,925	49,837,948		50,428,108		49,839,860	51,490,046
Diluted	49,843,925	49,841,741		50,441,572		49,839,860	51,500,657

N/M- not meaningful

Sterling Bancorp, Inc.

Selected Financial Data (Unaudited)

	As of and for the Three Months Ended
Performance Ratios:	September 30, 2020	June 30, 2020	September 30, 2019
Return on average assets	(0.01)%	0.32%	1.67%
Return on average shareholders' equity	(0.13)%	3.43%	15.97%
Return on average tangible common equity	(0.13)%	3.43%	15.98%
Yield on earning assets	3.94%	4.41%	5.45%
Cost of average interest-bearing liabilities	1.36%	1.52%	2.00%
Net interest spread	2.58%	2.89%	3.45%
Net interest margin	2.74%	3.08%	3.70%
Efficiency ratio (1)	93.12%	70.66%	40.47%

(1)  Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1)	$2,723,381	$35,918	5.28%	$2,827,131	$37,501	5.31%	$2,971,369	$42,351	5.70%
Securities, includes restricted stock	276,643	901	1.30%	226,497	1,037	1.83%	177,646	1,252	2.82%
Other interest earning assets	757,657	211	0.11%	459,222	141	0.12%	98,281	608	2.47%
Total interest earning assets	$3,757,681	$37,030	3.94%	$3,512,850	$38,679	4.41%	$3,247,296	$44,211	5.45%
Interest-bearing liabilities
Money Market, Savings and NOW	$1,282,452	$2,315	0.72%	$1,215,610	$2,258	0.75%	$1,300,786	$4,458	1.36%
Time deposits	1,642,492	6,973	1.68%	1,463,806	7,318	2.01%	1,217,234	7,791	2.54%
Total interest-bearing deposits	2,924,944	9,288	1.26%	2,679,416	9,576	1.43%	2,518,020	12,249	1.93%
FHLB borrowings	318,783	859	1.05%	329,002	877	1.05%	229,897	777	1.32%
Subordinated debt	65,273	1,178	7.22%	65,235	1,178	7.22%	65,116	1,175	7.22%
Total borrowings	384,056	2,037	2.08%	394,237	2,055	2.06%	295,013	1,952	2.59%
Total interest-bearing liabilities	$3,309,000	11,325	1.36%	$3,073,653	11,631	1.52%	$2,813,033	14,201	2.00%
Net interest income and spread (2)		$25,705	2.58%		$27,048	2.89%		$30,010	3.45%
Net interest margin (2)			2.74%			3.08%			3.70%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

	Nine Months Ended
	September 30, 2020			September 30, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1）	$2,806,770	$112,944	5.37%	$2,969,364	$127,374	5.72%
Securities, includes restricted stock	226,165	2,972	1.75%	174,223	3,751	2.87%
Other interest earning assets	462,955	786	0.23%	52,773	1,060	2.68%
Total interest earning assets	$3,495,890	$116,702	4.45%	$3,196,360	$132,185	5.51%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,251,891	$7,880	0.84%	$1,376,403	$14,797	1.44%
Time deposits	1,427,451	21,348	1.99%	1,062,617	19,632	2.47%
Total interest-bearing deposits	2,679,342	29,228	1.45%	2,439,020	34,429	1.89%
FHLB borrowings	305,134	2,546	1.10%	273,874	3,207	1.54%
Subordinated debt	65,234	3,533	7.22%	65,080	3,524	7.22%
Total borrowings	370,368	6,079	2.16%	338,954	6,731	2.62%
Total interest-bearing liabilities	$3,049,710	35,307	1.54%	$2,777,974	41,160	1.98%
Net interest income and spread (2)		$81,395	2.91%		$91,025	3.53%
Net interest margin (2)			3.10%			3.80%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	September 30, 2020	June 30, 2020	% change	December 31, 2019	% change	September 30, 2019	% change
Residential real estate	$2,183,546	$2,280,473	(4)%	$2,476,866	(12)%	$2,505,274	(13)%
Commercial real estate	262,116	265,068	(1)%	240,081	9%	224,570	17%
Construction	211,460	201,084	5%	178,376	19%	171,051	24%
Commercial lines of credit	18,452	17,510	5%	17,903	3%	24,512	(25)%
Other consumer	8	20	(60)%	34	(76)%	29	(72)%
Total loans held for investment	2,675,582	2,764,155	(3)%	2,913,260	(8)%	2,925,436	(9)%
Less: allowance for loan losses	(48,258)	(46,931)	3%	(21,730)	122%	(21,204)	128%
Loans, net	$2,627,324	$2,717,224	(3)%	$2,891,530	(9)%	$2,904,232	(10)%

Mortgage loans held for sale	$3,643	$3,184	14%	$1,337	172%	$837	335%
Total gross loans	$2,679,225	$2,767,339	(3)%	$2,914,597	(8)%	$2,926,273	(8)%

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended
(dollars in thousands)	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
Balance at beginning of period	$46,931	$42,613	$21,204	$20,918
Provision for loan losses	2,123	4,297	450	251
Charge offs	(815)	-	-	-
Recoveries	19	21	76	35
Balance at end of period	$48,258	$46,931	$21,730	$21,204

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	September 30, 2020	June 30, 2020	% change	December 31, 2019	% change	September 30, 2019	% change
Noninterest bearing demand deposits	$66,316	$72,714	(9)%	$77,563	(15)%	$77,335	(14)%
Money Market, Savings and NOW	1,340,971	1,238,776	8%	1,263,801	6%	1,277,518	5%
Time deposits	1,687,883	1,580,592	7%	1,154,076	46%	1,216,992	39%
Total deposits	$3,095,170	$2,892,082	7%	$2,495,440	24%	$2,571,845	20%

Sterling Bancorp, Inc.

Credit Quality Ratios (Unaudited)

	As of and for the Three Months Ended
(dollars in thousands)	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
Credit Quality Data
Nonperforming loans (1)	$83,162	$54,260	$14,782	$9,974
Nonperforming loans to total loans	3.11%	1.96%	0.51%	0.34%
Trouble debt restructurings (2)	14,983	23,017	13,570	2,371
Nonperforming assets (3)	98,312	77,277	28,352	12,345
Nonperforming assets to total assets	2.50%	2.07%	0.87%	0.37%
Allowance for loan losses to total loans	1.80%	1.70%	.75%	.72%
Allowance for loan losses to nonperforming loans	58%	86%	147%	213%
Net charge offs (recoveries) to average loans	0.03%	0.00%	0.00%	0.00%

(1) Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(2) Trouble debt restructurings exclude those loans presented as nonaccrual or past 90 days and still accruing

(3) Nonperforming assets include nonperforming loans and loans modified under troubled debt restructurings and other repossessed assets.

Return on Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average tangible common equity are non-GAAP disclosures. Sterling’s management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of September 30, 2020 and 2019, and June 30, 2020.

Sterling Bancorp, Inc.

GAAP to Non-GAAP Reconciliations

	As of and for the Three Months Ended						As of and for the Nine Months Ended
(dollars in thousands)	September 30, 2020		June 30, 2020		September 30, 2019		September 30, 2020	September 30, 2019
Net Income (loss)	$(111)		$2,867		$13,884		$(1,274)	$43,001
Average shareholders' equity	336,116		334,521		347,810		337,269	344,640
Adjustment
Customer-related intangible	-		-		(188)		-	(299)
Average tangible common equity	$336,116		$334,521		$347,622		$337,269	$344,341
Return on average tangible common equity	(0.13	)%*	3.43	%*	15.98	%*	(0.50)%	16.65%

*Annualized